UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

January 7, 2010

Date of Report (Date of earliest event reported)

NewStar Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33211	54-2157878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Boylston Street, Suite 1250, Boston, MA 02116

(Address of principal executive offices) (Zip Code)

(617) 848-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 7, 2010, NewStar Financial, Inc. (the “Company”) completed a $278.4 million term debt securitization. The notes offered in the commercial loan obligation (the “Notes”) were issued by NewStar Commercial Loan Trust 2009-1 (a newly formed subsidiary of the Company) and are primarily backed by a diversified portfolio of commercial loans originated by the Company. Investors purchased approximately $190.5 million of the floating-rate asset-backed notes. This represented approximately 68% of the value of the collateral pool. The Company retained all of the Class C and subordinated notes, which totaled approximately $87.9 million, representing 32% of the value of the collateral pool. The blended pricing of the notes offered was LIBOR plus 4.03%. The notes are expected to mature on July 30, 2018.

The amount, ratings and LIBOR spread of the offered Notes are:

Class	Amount ($ in millions)	Rating (Moody’s)	LIBOR spread (basis points)	Assumed Weighted Average Life
A	$148.5	Aaa	3.75	2.31 years
B	$42.0	A2	5.00	3.92 years
C	$31.0	Ba2	5.50	4.40 years
Subordinated	$56.9	NR	N/A	N/A

In connection with the completion of the term debt securitization, the Company entered into a Commercial Loan Sale Agreement, a Sale and Servicing Agreement and an Indenture.

The Notes were sold within the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been registered under the Securities Act or any state securities laws, and, unless so registered, the Notes may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report is incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWSTAR FINANCIAL INC.

Date: January 8, 2010	By:	/S/ JOHN KIRBY BRAY
John Kirby Bray
Chief Financial Officer

3